SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

April 4, 2006

THE EXPLORATION COMPANY OF DELAWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9120	84-0793089
(State of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

500 North Loop 1604 East, Suite 250
San Antonio, Texas	78232
(Address of principal executive offices)	(Zip Code)

(210) 496-5300
(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02: Unregistered Sales of Equity Securities

On April 5, 2006, the Company issued a press release announcing that it closed its previously announced private placement of common stock. The closing took place on April 4, 2006. Terms of the placement were disclosed in the Form 8-K related to the signing of the purchase agreement, filed on April 5, 2006. A copy of the Purchase Agreement was attached to the Form 8-K filed on April 5, 2006, as Exhibit 10.1.

Net proceeds of approximately $29.9 million will be used to increase drilling and development of the Glen Rose Porosity and San Miguel tar sand plays on the Company's Maverick Basin acreage, drilling in its Marfa Basin acreage, and fund it recent acquisition of a drilling rig.

Pursuant to the terms and conditions of a Registration Rights Agreement between the Company and the investors, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares within 30 days after closing of the transaction and use its best efforts to obtain effectiveness of such registration statement within 150 days from closing. In case the Company does not meet these filing deadlines, the Company is required to pay a penalty of 1% of the aggregate investment made by the investors, monthly up to a total of 10%. A copy of this Registration Rights Agreement was attached to the Form 8-K filed on April 5, 2006, as Exhibit 10.2.

Item 9.01: Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press release dated April 5, 2006, and titled "The Exploration Company Closes Private Stock Placement"

The warranties and representations set forth in the exhibits referenced above were made solely for the purposes of the transaction described therein and are not intended for any other purpose.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 6, 2006

THE EXPLORATION COMPANY OF DELAWARE, INC.

/s/ P. Mark Stark

P. Mark Stark
Chief Financial Officer
(Principal Accounting and Financial Officer)